Exhibit 2.3
Second Amendment to that certain
AGREEMENT AND PLAN OF MERGER
dated October 15, 2018 by and among
THE ANDERSONS, INC.,
BRISKET MERGER SUB 1, LLC,
BRISKET MERGER SUB 2, LLC,
BRISKET MERGER SUB 3, LLC, LGC GROUP, INC.,
LANSING TRADE GROUP, LLC, and
SELLERS REPRESENTATIVE
THIS SECOND AMENDMENT TO (this “Amendment”) THAT CERTAIN AGREEMENT AND PLAN OF MERGER dated October 15, 2018, (the “Agreement”), is made by and among the Parties and is effective as of December 28, 2018. Capitalized terms used and not otherwise defined herein have the meanings set forth in the Agreement.
WHEREAS, since the execution of the Agreement, the Parties have continued to work in cooperation toward the closing of the Merger;
WHEREAS, since the execution of the Agreement, the Parties have executed that certain First Amendment to and Waiver Under the Agreement, dated December 20, 2018; and
WHEREAS, through that process the Parties have identified and agreed upon certain further amendments to the Agreement that they wish to memorialize in this Amendment pursuant to Section 10.08 of the Agreement;
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
Section 1.     Definitions. The following definitions are hereby modified as follows:

a.	The definition of “Stock Consideration” is hereby deleted in its entirety and replaced with the following:
“Stock Consideration” means that number of Purchaser Common Shares, round up to the nearest whole number, equal to the quotient determined by dividing (x) the result of (A) $122,810,000 plus (B) the amount, if any, by which the aggregate value of Company RMUs and Company MURs which will be substituted for RSAs, as set forth on Annex III and as provided in Section 1.04(a) and Section 1.04(c) is less than $9,330,000 and (y) the Average Purchase Share Price; provided that, in no event shall the Stock Consideration exceed an amount equal to 19.99% of the Purchaser Common Shares issued and outstanding as of immediately prior to the Closing.

b.	The definition of “Estimated Cash Purchase Price” is hereby deleted in its entirety and replaced with the following:
“Estimated Cash Purchase Price” means an amount of cash equal to the sum of (i) $168,860,000, plus (ii) an amount equal to the result of (x) Company Percentage, multiplied by (y) the amount, if any, by which Estimated Net Working Capital exceeds Target Working Capital, minus (iii) an amount equal to the result of (x) Company Percentage, multiplied by (y) the amount, if any, by which Target Working Capital exceeds Estimated Net Working Capital, minus (iv) the Estimated Net Indebtedness Amount, minus (v) the Estimated Company Transaction Expenses.
Section 2. Merger Agreement Provisions. Except as specifically amended or waived hereunder, all of the terms and conditions of the Agreement remain in full force and effect and this Second Amendment shall be governed by, and construed and enforced in accordance with, such terms and conditions.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to and Waiver under that certain Agreement and Plan of Merger as of the day and year first above written.

LANSING TRADE GROUP, LLC
By: /s/ William E. Krueger
Name: William E. Krueger
Its: Chief Executive Officer

THE ANDERSONS, INC.
By: /s/ Patrick E. Bowe
Name: Patrick E. Bowe
Its: Chief Executive Officer

BRISKET MERGER SUB 1, LLC
By: /s/ Naran U. Burchinow
Name: Naran U. Burchinow
Its: President and Secretary

BRISKET MERGER SUB 2, LLC
By: /s/ Naran U. Burchinow
Name: Naran U. Burchinow
Its: President and Secretary

BRISKET MERGER SUB 3, LLC
By: /s/ Naran U. Burchinow
Name: Naran U. Burchinow
Its: President and Secretary

SELLERS REPRESENTATIVE By: /s/ Sam Freitag Name: Sam Freitag

LGC GROUP, INC.
By: /s/ William E. Krueger
Name: William E. Krueger
Its: Chief Executive Officer